EXHIBIT 5.1
August 3, 2007
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Gentlemen:
I am Senior Vice President and General Counsel of Safeguard Scientifics, Inc. (the “Company”), and I am delivering this opinion in connection with the proposed issuance of an aggregate of 1,500,000 shares of common stock of the Company, $.10 par value per share (the “Shares”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to stock options awarded by the Company’s Board of Directors without shareholder approval under the New York Stock Exchange’s rules (“Employment Inducement Awards”).

In this connection, I have reviewed such matters of fact and questions of law as I have considered appropriate for the purposes of the opinion expressed herein. My opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Based on the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Employment Inducement Awards, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

The opinion herein is for the sole benefit of, and may be relied upon only by, the Company.

Very truly yours,

STEVEN J. FEDER

Steven J. Feder Senior Vice President and General Counsel
435 Devon Park Drive, Building 800, Wayne, PA 19087-1945
610 293 0600